Media Contact:	Investor Contact:

Barbara Henderson SVP, Worldwide Corp. Comm. (310) 410-9600 ext. 32736	Rich Goudis Chief Financial Officer (310) 410-9600 ext. 32222

HERBALIFE LTD. ANNOUNCES RECORD FIRST-QUARTER NET SALES
Company Raises Full Year Earnings Per Share Guidance

LOS ANGELES, May 3, 2006 — Herbalife Ltd. (NYSE:  HLF) today reported record first-quarter net sales of $455.8 million, an increase of 22.5 percent compared to the same period of 2005. The company’s regions, the Americas and Asia Pacific, achieved net sales growth of 59.4 percent and 13.3 percent, respectively, versus the first quarter of 2005 and were partially offset by net sales declines in Europe and Japan, which decreased 2.2 percent and 17.3 percent, respectively. The company’s chief executive officer, Michael O. Johnson, said, “We carried strong sales momentum into the first quarter of 2006 reflecting the successful promotions in 2005 and the enthusiasm and unity we see within our distributor organization.”

During the first quarter of 2006, new distributor supervisors increased 34.1 percent versus the first quarter of 2005. The company’s high-level Presidents Team increased 13.1 percent to 879 members during the quarter, compared to 2005. Additionally, in the first quarter, one distributor attained the prestigious level of Chairman’s Club, bringing the total of this exclusive group to 28.

Financial Performance

For the quarter ended March 31, 2006, the company reported record net income of $38.7 million, or $0.53 per diluted share, compared to $13.3 million, or $0.19 per diluted share in 2005. Higher than expected revenue growth partially offset by an increase in expenses associated with the execution of the company’s strategic initiatives, contributed to a 32 basis point improvement in operating income as a percentage of net sales during the first quarter. Excluding the impact of a $3.7 million tax benefit resulting from an international income tax audit settlement in the first quarter of 2006, and $14.2 million of recapitalization expenses incurred in the first quarter of 2005 associated with the $110.0 million claw-back of the company’s 9 1/2 percent notes, first quarter 2006 net income increased 27.3 percent to $35.0 million, or $0.48 per diluted share compared to $0.38 in 2005.

During the three months ended March 31, 2006, the company invested $12.2 million in capital expenditures, primarily related to the global rollout of Oracle, the development of the company’s direct-to-consumer platform, and additional infrastructure investments in China. Additionally, the company repaid $10.0 million of its bank term loan during the quarter.

First Quarter 2006 Highlights

As of March 31, 2006, total supervisors increased 21.2 percent versus 2005. Additionally, supervisor retention improved to 41.5 percent from 39.7 percent in 2005, based on the company’s February 2006 re-qualification statistics. “Our distributor leadership and country managers have done a tremendous job in executing our key recruiting and retention initiatives,” said Johnson.

During the first quarter, the company hosted a variety of distributor events. In Chile, the Extravaganza Latina attracted over 8,000 distributors from various South American countries. More than 14,000 distributors attended a series of events throughout Europe, including the 10th Anniversary celebrations in Finland and Norway, a mini-Extravaganza in Turkey and a President’s Team Masters event in Paris. In Asia Pacific, almost 10,000 distributors attended regional events in Singapore, Taiwan, Philippines, Australia, Indonesia, Hong Kong and Korea. Furthermore, over 1,200 of the company’s leading distributors were in attendance at the annual Honors Awards ceremony held in Boca Raton, Florida. “During the first quarter, we hosted over 45,000 of our distributors and spectators interested in learning about our products, our unique business opportunity and our passion for changing people’s lives,” said Johnson.

Global expansion of the company’s popular Nutrition Club party-planning concept continued in the first quarter, opening in five new markets, including Japan, Italy and Germany. The company also increased penetration of the Clubs in its top markets, and conducted training sessions during the quarter for more than 16,000 distributors worldwide. Greg Probert, the company’s president and chief operating officer said, “The success of our Nutrition Clubs continues to be a key catalyst of growth in Mexico, our largest market, and we are encouraged that distributor acceptance of this unique method of operation is expanding into new markets worldwide.”

The company continued the global roll-out of its core products during the first quarter. The NouriFusion™ skincare line expanded into 11 new markets. Additionally, the company introduced its Shapeworks™ weight management program to Australia, New Zealand and the Philippines.

The company strengthened its global branding efforts, through the sponsorship of the Toray Pan Pacific Open Tennis Tournament in Japan, the Amgen Tour of California and the Trofeu Brasil Triathlon, in addition to maintaining its relationships with various professional organizations such as the Association of Volleyball Professionals (AVP) and Anschutz Entertainment Group (AEG). Furthermore, the company remains committed to social responsibility, initiating three new Casa Herbalife programs through the Herbalife Family Foundation. Casa Herbalife works with charitable organizations to help provide nutrition to children in need.

The company also increased its geographic diversification, opening Malaysia and Costa Rica, its 61st and 62nd markets, respectively. Additionally, consistent with the current direct selling regulations, the company continued its expansion in China, opening five new stores. As of March 31, 2006, the company operated 19 stores in 9 provinces throughout China.

Regional Performance

The Americas, which comprised 49.2 percent of worldwide sales, reported net sales of $224.1 million in the first quarter, up 59.4 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 51.6 percent. This performance was driven by continued strong sales growth in Mexico, the company’s largest market, up 123.2 percent, Brazil, up 51.8 percent, and the U.S., up 21.5 percent, in each case versus the first quarter of 2005. Total supervisors in the region, as of March 31, 2006, increased 41.3 percent versus 2005.

Europe, which comprised 31.0 percent of worldwide sales, reported net sales of $141.5 million in the first quarter, down 2.2 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 5.5 percent. Net sales in two of the region’s key markets, Germany and the Netherlands, which were down 20.8 percent and 23.8 percent, respectively, were partially offset by growth in other top markets such as France, up 29.6 percent, Portugal, up 25.9, South Africa, up 18.6 percent, Spain, up 10.8 percent and Italy, up 8.0 percent, in each case compared to the first quarter of 2005. Total supervisors in the region, as of March 31, 2006, increased 1.1 percent versus 2005.

Asia Pacific, which comprised 14.9 percent of worldwide sales, reported net sales of $68.0 million in the first quarter, up 13.3 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 13.6 percent. The increase was primarily attributable to incremental sales from Malaysia and China, and growth in other existing markets such as Korea, up 35.4 percent, and Thailand, up 26.6 percent. These increases were partially offset by a 14.7 percent decline in Taiwan. Total supervisors in the region, as of March 31, 2006, increased 14.4 percent versus 2005.

Japan, which comprised 4.9 percent of worldwide sales, reported net sales of $22.2 million in the first quarter, down 17.3 percent versus the same period of 2005. Excluding currency fluctuations, net sales decreased 7.4 percent. Total supervisors in the region, as of March 31, 2006, declined 0.8 percent versus 2005.

2006 Key Initiatives

“I am pleased with the progress we have made in our five strategic areas: our distributors, our consumers, our products, our expansion in China, and our infrastructure. We will continue identifying distributor best practices and develop initiatives geared towards executing the 3R’s: recruiting, retailing and retention. Furthermore, we will remain committed to our core mission, vision and values and make prudent investments in our distributors, our people, and our community to drive sales growth, strengthen our brand, and improve operating leverage through the execution of our strategic initiatives, ” said Johnson.

The company expects to continue the globalization of successful distributor recruiting and retention practices, such as Nutrition Clubs, to key markets throughout 2006. The company also plans to maintain its investments in strengthening the ability of its distributors to retail its products. In order to maximize the effectiveness of its direct-to-consumer initiative, the company anticipates expanding its e-commerce capabilities throughout 2006.

The company expects to introduce LiftoffTM, its effervescent energy drink, to 18 European markets and Japan beginning in the second quarter. The company also plans to launch a water soluble version of its #1 selling Formula One weight management product at the U.S. Extravaganza in the third quarter of 2006, along with a reformulated version of its Garden 7 phytonutrient product.

The company has applied for its direct selling license in China, and anticipates that it will open approximately 30 stores and expand its presence into 20 provinces by the end of 2006.

Diluted Earnings Per Share Guidance

Second quarter 2006 diluted earnings per share are expected to be in the range of $0.44 to $0.48, reflecting the company’s strong financial performance in the first quarter. Based upon management’s outlook for full year sales growth in the company’s key geographic markets, the company is raising its full year 2006 diluted earnings per share to be in the range of $1.88 to $1.93.

First Quarter 2006 Earnings Conference Call

Herbalife’s first quarter 2006 earnings conference call will be conducted on May 4, 2006 at 8 a.m. P.T. (11 a.m. E.T.). The conference call numbers are (866) 238-0638 for domestic calls and (703) 639-1157 for calls made from outside the United States. Additionally, the conference call will be webcast. The link to the webcast can be obtained from the Investor Relations section of the company’s Web site at www.herbalife.com. An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 837-8032 (domestic callers) and (703) 925-2474 (international callers) and entering access code 885939. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife is a global network marketing company that sells weight-management, nutritional supplements and personal care products intended to support a healthy lifestyle.  Herbalife products are sold in 62 countries through a network of more than one million independent distributors.    The company supports the Herbalife Family Foundation and its Casa Herbalife program to bring good nutrition to children. Herbalife Investor Relations http://ir.herbalife.com/

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this press release. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

• our relationships with, and our ability to influence the actions of, our distributors;
• adverse publicity associated with our products or network marketing organization;
• uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;
• adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;
• risk of improper action by Chinese employees or international distributors in violation of Chinese law;
• changing consumer preferences and demands;
• the competitive nature of our business;
• regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program;
• risks associated with operating internationally, including foreign exchange risks;
• our dependence on increased penetration of existing markets;
• contractual limitations on our ability to expand our business;
• our reliance on our information technology infrastructure and outside manufacturers;
• the sufficiency of trademarks and other intellectual property rights;
• product concentration;
• our reliance on our management team;
• product liability claims;
• uncertainties relating to the application of transfer pricing and similar tax regulations;
• taxation relating to our distributors; and
• product liability claims.

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Herbalife Ltd.
Consolidated Statement of Operations (Unaudited)
(In thousands, except per share data)

	Quarter Ended
	3/31/2005	3/31/2006

The Americas	$140,564	$224,080
Europe	144,599	141,466
Asia/Pacific Rim	59,984	67,981
Japan	26,913	22,261
Worldwide net sales	372,060	455,788
Cost of sales	75,737	91,366
Gross profit	296,323	364,422
Royalty overrides	135,168	165,298
SGA	110,029	135,044
Operating income	51,126	64,080
Interest expense, net	22,202	6,015
Income before income taxes	28,924	58,065
Income taxes	15,648	19,369
Net income	13,276	38,696

Basic shares	68,643	69,947
Diluted shares	71,714	73,451

Basic EPS	$0.19	$0.55
Diluted EPS	$0.19	$0.53

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)

	December 31,	March 31,
	2005	2006
ASSETS		(unaudited)
Current assets:
Cash & cash equivalents	$88,248	$109,221
Inventories	109,785	106,042
Other current assets	101,518	116,399
Total current assets	299,551	331,662

Property and equipment, net	64,946	70,853
Other assets	24,190	29,090
Goodwill	134,206	132,428
Intangible assets, net	314,908	314,133

Total assets	$837,801	$878,166

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	39,156	32,509
Royalty overrides	87,401	90,495
Accrued expenses	126,167	130,831
Current portion of long term debt	9,816	8,512
Other current liabilities	22,917	29,093
Total current liabilities	285,457	291,440

Long-term debt, net of current portion	253,276	242,531
Other long-term liabilities	130,180	131,917
Total liabilities	668,913	665,888

Shareholders’ equity:
Common shares	140	140
Paid-in-capital in excess of par value	89,524	94,255
Accumulated other comprehensive income	605	569
Retained earnings	78,829	117,524
Treasury shares, at cost	(210)	(210)
Total shareholders’ equity	168,888	212,278

Total liabilities and shareholders’ equity	$837,801	$878,166

Herbalife Ltd.
Total Supervisors by Region
(Unaudited)

Region	3/31/05	3/31/06	% Chg

The Americas	94,270	133,192	41%
Europe	68,810	69,537	1%
Asia/Pacific Rim	40,588	46,427	14%
Japan	10,165	10,080	-1%
Worldwide	213,833	259,236	21%

Herbalife Ltd.
Volume Points by Region (Unaudited)
(in millions)

	Quarter Ended
Region	3/31/05	3/31/06	% Chg

The Americas	224.5	337.0	50%
Europe	144.9	148.9	3%
Asia/Pacific Rim	72.4	77.1	6%
Japan	18.8	17.0	-10%
Worldwide	460.6	580.0	26%

RECONCILIATION OF NON-GAAP FINANCAIL MEASURES

The following is a reconciliation of net income, presented and reported in accordance with
U.S. generally accepted accounting principles, to net income adjusted for certain one-time items:

	Quarter Ended
	3/31/05	3/31/06

Net income, as reported	$13,276	$38,696
Tax benefit resulting from an international
income tax audit settlement	-	(3,693)
Recapitalization expenses associated with
the clawback of 9 1/2% notes	14,229	-
Net income, as adjusted	$27,505	$35,003

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain one-time items:

	Quarter Ended
	3/31/05	3/31/06

Diluted earnings per share, as reported	$0.19	$0.53
Tax benefit resulting from an international
income tax audit settlement	-	(0.05)
Recapitalization expenses associated with
the clawback of 9 1/2% notes	0.19	-
Diluted earnings per share, as adjusted	$0.38	$0.48

Herbalife Ltd.
2006 Guidance
For the Quarter Ended June 30, 2006

	Low	High
Net Sales Growth vs. 2005	17.0%	20.0%
Gross Profit as % Net Sales	79.5%	80.5%
Royalty Overrides as % Net Sales	35.5%	36.5%
SGA as % Net Sales	29.5%	31.0%
Operating Income as % Net Sales	13.5%	14.0%
Interest Expense, net ($ mm’s)	$5.0	$6.0
Effective Tax Rate (1)	39.5%	40.5%
EPS	$0.44	$0.48
Capex ($ mm’s)	$15.0	$20.0
(1) Excludes the impact a $3.7 million benefit resulting from an international audit settlement in Q1 2006.

Herbalife Ltd.
2006 Guidance
For The Year Ended December 31, 2006

	Low	High
Net Sales Growth vs. 2005	17.0%	19.0%
Gross Profit as % Net Sales	79.5%	80.5%
Royalty Overrides as % Net Sales	35.5%	36.5%
SGA as % Net Sales	29.5%	31.0%
Operating Income as % Net Sales	13.0%	14.0%
Interest Expense, net ($ mm’s)	$20.0	$24.0
Effective Tax Rate (1)	39.5%	40.5%
EPS	$1.88	$1.93
Capex ($ mm’s)	$35.0	$45.0
(1) Excludes the impact of a $3.7 million benefit resulting from an international audit settlement in Q1 2006.

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